Exhibit 11   Statement Regarding Computation of Per Share Earnings(A)

                  Wolverine World Wide, Inc. and Subsidiaries

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                                                                      Fiscal year ended
                                                         December 31,    January 1,     January 2,
                                                             1994           1994           1993
Primary, as reported
Average shares outstanding                                10,548,796     10,144,671      9,941,154
Net effect of dilutive stock options-based on the
  treasury stock method using average market price           356,575        333,153            (B)
                                                          10,905,371     10,477,824      9,941,154

Net earnings (loss)                                      $16,598,000    $11,492,000   $(10,941,000)

Per share amount                                               $1.52          $1.10         $(1.10)

Primary, including dilutive stock options in all years
Average shares outstanding                                10,548,796     10,144,671      9,941,154
Net effect of dilutive stock options-based on the
  treasury stock method using average market price           356,575        333,153         62,438
                                                          10,905,371     10,477,824     10,003,592

Net earnings (loss)                                      $16,598,000    $11,492,000   $(10,941,000)

Per share amount                                               $1.52          $1.10         $(1.09)

Fully diluted
Average shares outstanding                                10,548,796     10,144,671      9,941,154
Net effect of dilutive stock options-based on the
  treasury stock method using the year-end market
  price, if higher than the average market price             382,294        394,608        234,813
Assumed conversion of 6.5% convertible
  subordinated notes                                         145,467        300,000        300,000
                                                          11,076,557     10,839,279     10,475,967

Net earnings (loss)                                      $16,598,000    $11,492,000   $(10,941,000)
Add 6.5% convertible subordinated debentures interest,
  net of income tax effect                                    49,641        104,000        104,000
                                                         $16,647,641    $11,596,000   $(10,837,000)

Per share amount                                               $1.50          $1.07         $(1.03)

(A)  On March 10, 1994, the Company announced a three-for-two stock split on shares of common stock outstanding as of March 21, 1994. All share and per share data have been retroactively adjusted for the increased shares resulting from the stock split.

(B)  The net effect of dilutive stock options in fiscal 1992 is not included in the computation of earnings per share as reported in the consolidated financial statements since they were less than 3% dilutive.
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